Exhibit 99.1

GlyEco Announces a New CEO

ACCESSWIRE•September 12, 2018

ROCK HILL, SC / ACCESSWIRE / September 12, 2018 / GlyEco Inc.,

GlyEco Inc., a leader in additized glycol/water products, today announced that its Board of Directors has appointed Richard Geib Chief Executive Officer, President and Board member. Mr. Geib is currently GlyEco’s Chief Operating Officer, and prior to that, served as Chief Technical Officer.

Mr. Geib succeeds Ian Rhodes, who recently announced his resignation to pursue new opportunities. “I wish Dick and his team great success as they take GlyEco in some new strategic directions,” said Mr. Rhodes, adding that “The acquisition of glycol and additive business at the end of 2016 provided new strengths to fuel growth, and Mr. Geib has strong background in these areas.”

Dick began his career in the chemical industry over 40 years ago as a chemical engineer with Monsanto Company, the chemical, agrochemical, agricultural biotech and pharmaceutical company recently acquired by Bayer AG. Mr. Geib held positions of increasing responsibility over his 20 years with Monsanto, initially in engineering and manufacturing, and later after earning an MBA, in sales, marketing, major project management, and general management; in his last position at Monsanto’s European headquarters in Brussels, Mr. Geib served as Director of Process Chemicals for Europe and Africa. Dick left Monsanto in 1990, to become President of Chemical Sales Company, a dynamic chemical manufacturer and distributor in Denver, CO. Early in the 2000’s, Dick founded his own company, WEBA Technology Corp., a leader in the development, manufacture and sale of additive packages for antifreezes and heat transfer fluids. In 2006, Mr. Geib was one of the founders of Global Recycling Technologies, the predecessor company to GlyEco, and later was appointed Chief Technical Officer of GlyEco.” Mr. Geib said.

“ For the past several months, I have led, GlyEco’s strategy development group, and we have updated and expanded the company’s strategy to build upon the strengths of vertical integration afforded by the acquisition of the additives and glycol businesses. We produce the ethylene glycol base and develop additive technology for a range of downstream, additized glycol/water products, including antifreeze/coolant, heat transfer fluids, fire-resistant hydraulic fluids, metalworking fluids, tire conditioning fluids, and more; all of these markets are targets for future growth.

About GlyEco, Inc.

GlyEco is a manufacturer and marketer of glycol products sold to automotive and industrial customers throughout North America, and to a growing extent, in other world areas. We operate six facilities in the U.S., and provide technical and product solutions to help our customers grow as our business partners.